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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                               December 31, 1999
                Date of Report (Date of earliest event reported)


                             MSX INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)


        DELAWARE                   333-49821                   38-3323099
(State or other jurisdiction      (Commission                 (IRS Employer
    of incorporation)             File Number)             Identification No.)



                    275 REX BOULEVARD AUBURN HILLS, MICHIGAN
                    (Address of principal executive offices)

                                      48326
                                   (Zip Code)

                                 (248) 299-1000
              (Registrant's telephone number, including area code)

================================================================================

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

Effective December 31, 1999 MSX International, Inc. (MSXI) acquired a majority interest in Satiz S.r.l. ("Satiz"), a subsidiary of Fiat S.p.A. Satiz is headquartered in Turin, Italy and specializes in commercial and technical publishing including translation services, graphics, document systems, warehouse and distribution services, and events. Satiz was founded in 1934 and became the publishing center for the Fiat Group in 1994. Satiz employs almost 500 people and has historical annual revenues in excess of $120 million (240 billion lire). The acquisition of Satiz further enhances our ability to provide global value added services to our customers.

Pursuant to a stock purchase agreement (attached as Exhibit 99.1) we acquired 75% of the outstanding common stock of Satiz for about $9.7 million. At closing, Satiz had about $8.9 million of debt outstanding. The remaining 25% of the outstanding common stock of Satiz have been retained by Fiat. Funding for the transaction was provided under our credit facility, as amended and restated in December 1999. The balance sheet of Satiz, as of December 31, 1999, will be included in the consolidated balance sheet of MSXI as of January 2, 2000 to be filed with our annual report on Form 10K at a later date. The acquisition was accounted for under the purchase method of accounting.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION
        AND EXHIBITS

(a)    Financial Statements:

         Satiz S.r.l. audited financial statements as of December 31, 1999 and 1998 and for the three years ended December 31, 1999............4

(b)    Pro Forma Consolidated Financial Data:

         MSX International, Inc. pro forma financial data for the fiscal year ended January 2, 2000.........................................33

(c)    Exhibits:

         99.1    Stock Purchase Agreement...................................37

                                    SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.


Dated:  March 13, 2000


MSX INTERNATIONAL, INC.


By:      /s/Frederick K. Minturn
         -----------------------
         Frederick K. Minturn
         Executive Vice President, Chief Financial Officer

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Shareholders of SATIZ S.r.l.:

We have audited the accompanying balance sheet of SATIZ S.r.l. (formerly known as SATIZ S.p.A.) as of December 31, 1998, and the related statements of income and cash flows for the years ended December 31, 1997 and 1998, all expressed in Euros (see Note 1). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SATIZ S.r.l. as of December 31, 1998, and the results of its operations and its cash flows for the years ended December 31, 1997 and 1998 in conformity with generally accepted accounting principles in Italy (see Note 1).

The accounting principles referred to above vary in certain respects from accounting principles generally accepted in the United States of America ("U.S. GAAP"). A description of these differences and the adjustments required to conform net income for the years ended December 31, 1997 and 1998 and stockholders' equity as of December 31, 1997 and 1998 to U.S. GAAP are set forth in Note 24 to the financial statements.


/s/Arthur Andersen


Turin, Italy
March 6, 2000

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Shareholders of SATIZ Srl

We have audited the accompanying balance sheet of SATIZ Srl at December 31, 1999 and the related statement of income and of cash flows for the year then ended, all expressed in Euros. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements audited by us present fairly, in all material respects, the financial position of SATIZ Srl at December 31, 1999, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in Italy.

Accounting principles generally accepted in Italy vary in certain significant respects from the accounting principles generally accepted in the United States. The application of the latter would have affected the determination of net income for the year ended December 31, 1999 and the determination of stockholders' equity and financial position at December 31, 1999 to the extent summarized in Note 24 to the financial statements.


/s/PricewaterhouseCoopers SpA


Turin, Italy
March 8, 2000

                                    SATIZ Srl

                 BALANCE SHEETS AS OF DECEMBER 31, 1998 AND 1999


                                          DECEMBER 31, 1998         DECEMBER 31, 1999
                                          -----------------         -----------------
                                            Thousands of     Thousands of   Thousands of U.S.
                                                Euro             Euro             dollars
ASSETS
CURRENT ASSETS
  Inventories (Note 7)                            842             1,858           $  1,871
  Receivables
  - Trade receivables (Note 8)                 61,113            60,891             61,320
  - Other receivables (Note 9)                  1,323             1,494              1,505
  Cash and cash equivalents                       344               410                413
  Prepaid expenses and other                      303               235                236
                                            ------------------------------------------------
    TOTAL CURRENT ASSETS                       63,925            64,888             65,345
                                            ------------------------------------------------

NON-CURRENT ASSETS
  Intangible assets (Note 3)                    2,624            13,041             13,133
  Tangible fixed assets (Note 4)                3,553             4,484              4,516
  Financial assets
  - Investments in subsidiaries,
      affiliates and other companies
        (Note 5)                                  225               364                367
  - Other receivables (Note 6)                  3,024                 -                  -
                                            ------------------------------------------------
    TOTAL NON-CURRENT ASSETS                    9,426            17,889             18,016
                                            ------------------------------------------------
                                            ------------------------------------------------
    TOTAL ASSETS                               73,351            82,777           $ 83,361
                                            ================================================
      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Financial debt (Note 12)                      9,103             8,853           $  8,915
  Payables trade and other (Note 13)           45,510            50,648             51,005
  Accrued income taxes (Note 14)                3,512             1,928              1,942
  Accrued expenses and other liabilities
    (Note 15)                                   1,726             2,202              2,218
                                            ------------------------------------------------
    TOTAL CURRENT LIABILITIES                  59,851            63,631             64,080
                                            ------------------------------------------------
                                            ------------------------------------------------
EMPLOYEE TERMINATION INDEMNITIES (NOTE 11)      5,729             6,813              6,861
                                            ------------------------------------------------
STOCKHOLDERS' EQUITY (NOTE 10)
  Share capital                                   103             4,000              4,028
  Additional paid in capital                        -             8,920              8,983
  Retained earnings and other reserves          7,668              (587)              (591)
                                            ------------------------------------------------
    TOTAL STOCKHOLDERS' EQUITY                  7,771            12,333             12,420
                                            ------------------------------------------------

                                            ------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     73,351            82,777           $ 83,361
                                            ================================================


            The accompanying notes to the financial statements are an
                     integral part of the above statements.
         Exchange rate: Euro 0.9930 = U.S.$ 1.00 as of December 31,1999

                The balances of 1998 have been restated from the
                    prior reporting currency (Italian Lire)
            to the current reporting currency (Euro) using the fixed
         exchange rate as of January 1, 1999 of Lire 1,936.27 = Euro 1

                                    SATIZ Srl

   STATEMENTS OF INCOME FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999


                                                 1997          1998                  1999
                                                 ----          ----         ----------------------
                                              Thousands of  Thousands of  Thousands of   Thousands of U.S.
                                                  Euro         Euro            Euro          dollars
REVENUES:
  Revenues from sales and services (Note 17)      93,692      122,858         131,392      $ 132,318
  Other income and revenues (Note 18)                127          749             189            190
                                              -------------------------------------------------------
    TOTAL REVENUES                                93,819      123,607         131,581        132,508
                                              -------------------------------------------------------
OPERATING EXPENSES:
  Raw material supplies and merchandise
    (Note 19)                                     51,955       61,798          54,676         55,061
  Services (Note 20)                              19,060       29,697          43,867         44,176
  Lease and rental expense                         2,054        2,519           4,325          4,355
  Personnel costs (Note 21)                       12,442       14,318          18,551         18,682
  Depreciation, amortization and
    write-downs (Note 22)                          3,827        4,180           4,877          4,911
  Change in inventory of raw
    material supplies and merchandise               (169)        (100)         (1,015)        (1,022)
  Other operating costs                              702        1,222             553            557
                                              -------------------------------------------------------
    TOTAL OPERATING EXPENSES                      89,871      113,634         125,834        126,720
                                              -------------------------------------------------------
    OPERATING INCOME                               3,948        9,973           5,747          5,788
                                              -------------------------------------------------------

FINANCIAL INCOME AND (EXPENSES) (Note 23):
  Investment income                                1,214            -               -              -
  Other financial income                             382          274             173            174
  Interest and other financial expenses             (691)        (650)           (299)          (301)
                                              -------------------------------------------------------
    TOTAL FINANCIAL INCOME AND EXPENSES              905         (376)           (126)          (127)
                                              -------------------------------------------------------

Writedowns of financial assets                       775            -              82             83
                                              -------------------------------------------------------

Extraordinary expenses                               129            -               -              -
                                              -------------------------------------------------------

    INCOME BEFORE TAXES                            3,949        9,597           5,539          5,578
                                              -------------------------------------------------------

Income taxes                                       2,562        4,731           3,395          3,419

                                              -------------------------------------------------------
    NET INCOME                                     1,387        4,866           2,144      $   2,159
                                              =======================================================

            The accompanying notes to the financial statements are an
                     integral part of the above statements
         Exchange rate: Euro 0.9930 = U.S.$ 1.00 as of December 31,1999

                The balances of the years 1997 and 1998 have been
           restated from the prior reporting currency (Italian Lire)
            to the current reporting currency (Euro) using the fixed
         exchange rate as of January 1, 1999 of Lire 1,936.27 = Euro 1

                                    SATIZ Srl

  STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999


                                                         1997          1998                   1999
                                                        ------        ------          --------------------
                                                      Thousands of  Thousands of  Thousands of   Thousands of U.S.
                                                          Euro         Euro            Euro          dollars
OPERATING ACTIVITIES:
  Net income                                             1,387          4,866          2,144         $  2,159
  Depreciation and amortization                          3,574          3,875          4,850            4,884
  Losses from disposal of fixed assets                     224             12             36               36
  Write-down of financial assets                           775              -             82               83
  Dividend from subsidiaries merged during the year       (777)             -              -                -
  Changes in working capital                             2,765         (6,394)           598              602
  Net changes in reserve for employee termination
    indemnities                                          1,069          1,594          1,084            1,092
  Other movements, net                                     130           (129)             -                -
                                                      --------------------------------------------------------
    NET CASH FLOWS PROVIDED BY OPERATING
      ACTIVITIES                                         9,147          3,824          8,794            8,856
                                                      --------------------------------------------------------
INVESTING ACTIVITIES:
  Investment in fixed assets:
  - intangible                                          (1,990)        (2,226)        (1,641)          (1,653)
  - tangible                                            (1,833)        (2,362)        (1,862)          (1,875)
  - financial                                                -           (224)          (221)            (223)
  Proceeds from sale of fixed assets                       583             99            111              112
                                                      --------------------------------------------------------
    Net cash flows used in investing activities         (3,240)        (4,713)        (3,613)          (3,639)
                                                      --------------------------------------------------------

FINANCING ACTIVITIES:
  Dividends paid                                        (1,136)          (775)        (5,164)          (5,200)
  Reimbursement of financial receivables                     -            290            299              301
  Other financial debt                                  (4,569)         1,464           (250)            (252)
  Tax on property                                          (18)             -              -                -
                                                      --------------------------------------------------------
    NET CASH FLOWS PROVIDED BY (USED IN)
     FINANCING ACTIVITIES                               (5,723)           979         (5,115)          (5,151)
                                                      --------------------------------------------------------

INCREASE IN CASH AND CASH EQUIVALENTS                      184             90             66               66

CASH AND CASH EQUIVALENTS:
  Beginning of year                                         70            254            344              347
                                                      --------------------------------------------------------
  End of year                                              254            344            410         $    413
                                                      ========================================================

NON-CASH ACTIVITIES DUE TO REORGANIZATION:
  Working capital not contributed                            -              -          2,536            2,554
  Financial receivable not contributed                       -              -          2,725            2,744
  Tangible and intangible assets not
    contributed                                              -              -            896              902
  Step-up of fixed assets                                    -              -         (1,343)          (1,352)
  Goodwill from the contribution                             -              -        (12,396)         (12,483)
  Reorganization of equity                                   -              -         (5,328)          (5,366)
  Increase of share capital                                  -              -         12,910           13,001

            The accompanying notes to the financial statements are an
                     integral part of the above statements
         Exchange rate: Euro 0.9930 = U.S.$ 1.00 as of December 31,1999

                The balances of the years 1997 and 1998 have been
           restated from the prior reporting currency (Italian Lire)
            to the current reporting currency (Euro) using the fixed
         exchange rate as of January 1, 1999 of Lire 1,936.27 = Euro 1

NOTE 1 - FORM AND CONTENT OF THE FINANCIAL STATEMENTS

SATIZ Srl ("SATIZ" or "the Company") specializes in commercial and technical publishing including translation services, graphics, document systems, warehouse and distribution services and events.

On September 30, 1999, SATIZ SpA (the predecessor company), through a reorganization, contributed substantially all of the net assets associated with its printing and publications operations to its newly formed subsidiary named SATIZ Srl. The predecessor company, acting primarily as a holding company, then changed its name to B & B Immobiliare SpA.

These financial statements reflect the financial position and results of operations of the newly formed subsidiary. Specifically, the financial statements of the Company prepared as of December 31, 1998 and for the years ended December 31, 1997 and 1998 reflect the operations of the predecessor company as such operations are substantially the same as those of the newly formed subsidiary. The financial statements of the Company prepared as of December 31, 1999 and for the year then ended include the net assets of the Company as contributed by SATIZ SpA and the results of operations of the predecessor company from January 1 to September 30, 1999 as well as the results of operations of SATIZ Srl from October 1 to December 31, 1999.

Net assets not contributed by SATIZ SpA to the Company on September 30, 1999, with a combined book value of approximately Euro 9,169 thousand on that date, include primarily certain receivables and fixed assets, primarily a building, the latter of which is being leased by the Company. Accordingly, such net assets have been excluded from the balance sheet of the Company at December 31, 1999. In addition, as required by the Italian law, at September 30, 1999 the Company has estimated the value of its operations as would be determined by a third party and has recognized the excess of such value over the net book value of assets received in the contribution in the form of goodwill.

Until December 30, 1999, the Company was wholly owned by Fiat SpA. On December 31, 1999, Fiat SpA sold 75% of the net assets of SATIZ Srl to MSX International Holdings Italia Srl, a wholly owned subsidiary of MSX International, Inc.

The financial statements of SATIZ were prepared on the basis of the accounts as of December 31, 1997 and 1998 as approved by its Board of Directors. The financial statements as of December 31, 1997 and 1998 correspond to the statutory financial statements of SATIZ SpA. The 1999 financial statements have been prepared from the accounting records of both SATIZ Srl and the predecessor company.

The accounting policies are consistent with the Italian law related to statutory financial statements interpreted and integrated by the accounting principles established or adopted by the Italian Accounting Profession.

Italian generally accepted accounting principles ("Italian GAAP") differ in certain material respects from U.S. generally accepted accounting principles ("U.S. GAAP"). The effects of these differences on stockholders' equity as of December 31, 1998 and 1999 and on net income for each of the three years in the period ended December 31, 1999 are set forth in Note 24.

The financial statements are denominated in the Euro, which represents the current reporting currency of SATIZ. Prior to January 1, 1999 the reporting currency of the Company was Italian Lire. Accordingly, the balances for the year ended December 31, 1997 and 1998 have been restated from Italian Lire to Euro at the fixed rate as of January 1, 1999 of Lire 1,936.27= Euro 1.

The comparative balances reported in Euro depict the same trends as previously reported.

The financial statements for periods prior to January 1, 1999 may not be comparable to the other companies that are also reporting in Euro if they restated from a different prior reporting currency.

The financial statements for 1999 are also presented in U.S. dollars for the convenience of the reader, at the exchange rate of Euro 0.9930 = U.S.$ 1.00 as of December 31, 1999, using the noon buying rate in the city of New York for cable transfers in foreign currencies as announced by the U.S. Federal Reserve Bank of New York for custom purposes. The translation into U.S. dollars has been made solely for convenience and should not be construed as representations that the Euro amounts actually could have been converted into U.S. dollars at the rate indicated.


NOTE 2 - ACCOUNTING POLICIES

The principle accounting policies applied by SATIZ are as follows:

CASH AND CASH EQUIVALENTS

Cash and cash equivalents represent highly liquid investments that are readily convertible to cash and have original maturities of 90 days or less.

INTANGIBLE ASSETS

Intangible assets are recorded at cost. Amortization is calculated on a straight-line basis over the following periods:

      Stock issuance and expansion costs                         5 years
      Royalties on industrial patents and intellectual
         properties representing software purchases              Contract duration
      Licenses, trademarks and other royalties                   Years to be benefited, not exceeding 3 years
      Goodwill                                                   Years to be benefited, not exceeding 10 years
      Other                                                      Contract duration

TANGIBLE FIXED ASSETS

Tangible fixed assets are recorded at purchased cost. Improvement costs are capitalized only when they increase the asset productivity, while outlays for maintenance and repairs are recorded as expenses during the period in which they were incurred.

Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets using the following rates (these rates are reduced by 50% in the year of acquisition):


                                                                       Percentage
                                                                     ---------------
         Land and Buildings                                                3%
         Plant and Machinery                                           15.5% - 25%
         Industrial and commercial equipment                               25%
         Other assets                                                   12% - 25%

In addition, during 1998 and 1997 accelerated depreciation has been provided, only to obtain tax benefits, in compliance with article 67 of Presidential Decree ("D.P.R.") No. 917 of December 22, 1986 or previous regulations.

Provision for accelerated and ordinary depreciation are reflected as adjustments to the value of the tangible fixed assets.

FINANCIAL ASSETS - INVESTMENTS

Investments in subsidiaries and affiliates are stated at purchase cost. The values are adjusted for any permanent losses in the subsidiaries.

The Company has not prepared consolidated financial statements because certain new subsidiaries, incorporated in 1998 and 1999, were only partially operating during those respective years and are not yet material. Had the Company prepared such consolidated financial statements, no significant additional information, other than as presented in Note 5, would have been provided.

INVENTORY

Inventories are stated at the lower of cost or market. Cost is determined using purchase cost. Provision is made for potential losses on obsolete or slow-moving inventories, taking into account their expected future use and estimated realizable value.

ACCOUNTS RECEIVABLES AND PAYABLES

Accounts receivables (current and long-term) and payables are recorded at their nominal value. Where required, provisions are made to write-down the receivables to their estimated realizable value.

EMPLOYEE TERMINATION INDEMNITY

The reserve, to cover employee termination indemnities, is calculated on the basis of current legal and labor contract requirements and reflects the undiscounted amount of the vested obligation for all employees at the date of the financial statements.

RECOGNITION OF REVENUES AND EXPENSES

Revenues and expenses are recorded on the accrual basis. Revenues are recognized at the moment that the service is provided or the property or goods are transferred.

Dividends from subsidiaries and affiliates, and the related tax credit, are recognized in the statement of income in the year in which they are paid. Tax credits on dividends are used in computing taxable income for the fiscal year when the dividends are received.

INCOME TAXES

Current income taxes, recorded in accrued income taxes, are provided on the basis of estimated taxable income in accordance with current Italian tax laws.

NOTE 3 - INTANGIBLE ASSETS

Intangible fixed assets, net of accumulated amortization, are detailed as follows:

                                                       As of December 31,
                                                      ---------------------
                                                       1998         1999
                                                      -------     ---------
                                                       (Thousands of Euro)
Start-up and expansion costs                               25            41
Patents and intellectual property                       1,070           817
Licenses, trademarks and similar rights                   142            31
Goodwill                                                  277        11,156
Other                                                   1,110           996
                                                      -------     ---------
                                                        2,624        13,041
                                                      =======     =========


Start-up and expansion costs relate primarily to the upgrading of residual technical facilities. Patents and intellectual property represent purchased software. Licenses, trademarks and similar rights pertain to software licenses.

At December 31, 1999, goodwill primarily represents the amount deriving from the contribution of net assets from SATIZ SpA to the Company, such assets having been recognized at their fair market values on September 30, 1999, the date of contribution. The gross amount on that date, Euro 12,396 thousand, is being amortized over a period of ten years, the estimated period to be benefited.

At December 31, 1998 goodwill represents the net amount paid to Fiat Auto SpA for the acquisition of the reprography business (approximately Euro 153 thousand net of related amortization), and the net amount paid for the acquisitions of the phototypesetting business for illustrated publication and to ITS and IVECO in connection with technical publications (approximately Euro 124 thousand, net of related amortization). Such amounts were not transferred to the new company during the September 30, 1999 contribution from SATIZ SpA.

Other represents costs for leasehold improvements.

Changes in intangible assets during 1998 and 1999 are as follows:

                                                       As of December 31,
                                                    -------------------------
                                                       1998           1999
                                                    ----------     ----------
                                                       (Thousands of Euro)
Balance at the beginning of the year                    2,073          2,624
                                                    ---------      ---------
Additions:
- Start-up and expansion costs                              -             41
- Patents and intellectual property                       934            872
- Licenses, trademarks and similar rights                 103              -
- Goodwill                                                169         12,439
- Other                                                 1,018            536
                                                    ---------      ---------
Total Additions                                         2,224         13,888
                                                    ---------      ---------
Amortization:
- Start -up and expansion costs                           (23)           (25)
- Patents and intellectual property                      (779)        (1,125)
- Licenses, trademarks and similar rights                (245)          (111)
- Goodwill                                                (45)        (1,560)
- Other                                                  (581)          (650)
                                                    ---------      ---------
Total Amortization                                     (1,673)        (3,471)
                                                    ---------      ---------
Balance at the end of the year                          2,624         13,041
                                                    =========      =========

NOTE 4 - TANGIBLE FIXED ASSETS

Tangible fixed asset balances, net of accumulated depreciation, are detailed as follows:

                                                                     As of December 31,
                                          --------------------------------------------------------------------------
                                                         1998                                   1999
                                          ----------------------------------    ------------------------------------
                                                     Depreciation                            Depreciation
                                                      and write-    Net Book                 and write-     Net Book
                                            Cost        downs         Value       Cost          downs         Value
                                          ---------  ------------   --------    ---------    ------------   --------
                                                                       (Thousands of Euro)

Land and Buildings                             881         (133)         748           -            -              -
Plant and Machinery                          7,476       (6,034)       1,442       2,161         (101)         2,060
Industrial and commercial equipment          1,176       (1,037)         139         419          (60)           359
Other assets                                 4,094       (2,870)       1,224       2,248         (183)         2,065
                                          ---------   ---------     --------    ---------      -------      --------
                                            13,627      (10,074)       3,553       4,828         (344)         4,484
                                          =========   =========     ========    =========      =======      ========

The net book value of other assets includes office equipment (as of December 31, 1998 and 1999, Euro 1,022 thousand and Euro 1,788 thousand, respectively) and vehicles (as of December 31, 1998 and 1999, Euro 202 thousand and Euro 277 thousand, respectively).

Accumulated depreciation at December 31, 1998 includes accelerated depreciation recorded in order to obtain tax benefits only. Such accelerated depreciation had the effect of reducing stockholders' equity as of December 31, 1998 by Euro 1,079 thousand, and decreasing net income for 1998 by Euro 113 thousand, net of tax effects (41.25% tax rate). The contribution of tangible fixed assets to the Company on September 30, 1999 excluded the effects of accelerated depreciation. For the nine months ended September 30, 1999, representing the period prior to the contribution of fixed assets, the reversal of accelerated depreciation increased net income by Euro 534 thousand, net of tax. In addition, for the three months ended December 31, 1999, representing the period subsequent to the contribution, net income was benefited by an amount of Euro 124 thousand, net of tax, due to the amortization of the net amount established at the date of contribution rather than the historical gross value.

An analysis of the movements in tangible fixed assets is as follows:

                                                       As of December 31,
                                                   ------------------------
                                                      1998          1999
                                                   ----------     ---------
                                                       (Thousands of Euro)
Balances at the beginning of the year                  3,503        3,553
Additions:
 - Plant and machinery                                   862          467
 - Industrial and commercial equipment                   153          308
 - Other assets                                        1,347        1,087
                                                     -------       -------
Total Additions                                        2,362        1,862
                                                     -------       -------
Disposals (net of depreciation):
- Land and buildings                                       -         (748)
- Plant and machinery                                     (5)          (1)
- Other assets                                          (107)        (145)
                                                     -------       -------
Total Disposals                                         (112)        (894)
  Depreciation:                                      -------       -------
- Land and buildings                                     (26)           -
- Plant and machinery                                   (939)        (552)
- Industrial and commercial equipment                   (186)        (209)
- Other assets                                        (1,049)        (618)
                                                     -------       -------
Total Depreciation                                    (2,200)      (1,379)
                                                     -------       -------
Step-up of fixed assets                                    -        1,342
                                                     -------      --------
Balance at the end of the year                         3,553        4,484
                                                     =======      ========


NOTE 5 - FINANCIAL ASSETS - INVESTMENTS IN SUBSIDIARIES, AFFILIATES AND OTHER COMPANIES

                                                                                As of December 31,
                                                                              ----------------------
                                                                                1998          1999
                                                                              --------      --------
                                                                                (Thousands of Euro)

Investments in subsidiaries:
- SATIZ Poland Sp.Zo.o (100% owned as of  December  31, 1998 and 1999)             131          131
- SATIZ Grafica S.r.l. (95% owned as of  December  31, 1998 and 100% as of
December 31, 1999)                                                                  93           97
- SATIZ do Brazil LTDA (100% owned as of  December  31, 1999)                        -          135
- Other investments                                                                  1            1
                                                                                ------        -----
Total investments in subsidiaries, affiliates and other companies                  225          364
                                                                                ======        =====

SATIZ do Brazil LTDA was organized in June 1999 and began its operations in late 1999. SATIZ Poland SpZoo and SATIZ Grafica Srl were organized and began operations during 1998. The subsidiaries were recorded at cost of acquisition with no adjustments in the 1998 and 1999 financial results, as the investments are lasting and instrumental to business operations, with favorable prospects of short-term returns. The subsidiaries' results of operations in 1999 amounted to a gain of approximately Euro 78 thousand for SATIZ Poland SpZoo (in 1998 a loss of approximately Euro 6 thousand), of approximately Euro 99 thousand for SATIZ Grafica Srl (in 1998 a loss of approximately Euro 87 thousand) and a loss of approximately Euro 40 thousand for SATIZ do Brazil LTDA.

NOTE 6 - FINANCIAL ASSETS - OTHER RECEIVABLES

Other receivables at December 31, 1998 include a receivable from F.C.E. S.p.A derived from the sale of Millefori SpA shares (a subsidiary of SATIZ in previous years) and financial credits from Millefori SpA derived from previous periods, net of write-downs in order to represent the final realizable value of the credits. Such receivables were not contributed to the Company as part of the reorganization (see Note 1).

An analysis of the movements in other receivables is as follows:

                                                             As of December 31,
                                                            ---------------------
                                                             1998          1999
                                                            -------      --------
                                                            (Thousands of Euro)
Balance at the beginning of the year:
 - Financial credits                                          3,538       3,799
 - Write - down                                                (775)       (775)
                                                            -------      -------
                                                              2,763       3,024

Interest due as of March 31, 1998                               551           -
Reimbursements during the year                                 (290)       (299)

Less: Amounts not contributed                                     -      (2,725)
                                                            -------      -------
Balance at the end of the year                                3,024            -
                                                            =======      =======

On March 25, 1998 a new agreement, stating the new delayed payment plan for claims from Millefori SpA and FCE SpA was signed, which requires FCE SpA to fulfill all obligations owed to SATIZ SpA. Consequently the receivable increased for accrued interest on March 31, 1998.

Based on the new agreement, the receivable is reimbursable in 100 monthly installments. The interest rate is three months RIBOR, plus 4 percent.

Credits towards F.C.E. SpA and Millefori SpA are guaranteed by a fiduciary deposit, with an irrevocable proxy, held at SIMONFIDUCIARIA SpA, for 3,984,120 F.C.E. SpA common shares and 1,940,000 Millefori SpA common shares. The receivable from Millefori SpA is also supported by a second mortgage on the company's building in La Cassa (Turin) belonging to Millefori SpA.

NOTE 7 - INVENTORIES

                                                 As of December 31,
                                                ---------------------
                                                 1998         1999
                                               -------       -------
                                                (Thousands of Euro)
Inventory, gross                                   997         1,858
Provision for inventory                           (155)            -
                                               -------       -------
                                                   842         1,858
                                               =======       =======

Inventory consists primarily of raw materials such as photolithography and photography films, cards, fixing chemicals, protective varnish, film developing chemicals, print and photography paper, and sundry chemical products.


NOTE 8 - TRADE RECEIVABLES

                                                 As of December 31,
                                              ------------------------
                                                 1998         1999
                                              ----------    ----------
                                                (Thousands of Euro)

Trade receivables - FIAT Group                    55,921        56,147
Trade receivables - Other Companies                5,633         4,716
Reserve for bad debt                                (483)          (27)
                                              ----------    ----------
                                                  61,071        60,836
Subsidiaries                                          42            55
                                              ----------    ----------
                                                  61,113        60,891
                                              ==========    ==========

NOTE 9 - OTHER RECEIVABLES

                                                 As of December 31,
                                               -----------------------
                                                  1998         1999
                                               ---------     ---------
                                                 (Thousands of Euro)
Receivables from tax authorities                     545           570
Tax credit requested for repayment                   142             -
Other receivables from employees                      21            12
Other                                                615           912
                                               ---------     ---------
                                                   1,323         1,494
                                               =========     =========

NOTE 10 - STOCKHOLDERS' EQUITY

The capital stock at December 31, 1999, after the reorganization of the Company, of Euro 4,000 thousand represents 4,000,000 shares each at a par value of Euro 1.

Stockholders' equity movements are as follows:

                                                         Reserves and retained earnings
                                                 ----------------------------------------------------
                                                                       Extra-    Additional             Net income
                                       Capital    Legal     Other     ordinary    paid in    Retained    for the
                                        stock    reserve  reserves    reserve     capital    earnings      year      Total
                                       -------   -------  --------    --------   ----------  --------   ----------   -----
                                                                       (Thousands of Euro)

BALANCE AS OF DECEMBER 31, 1996             46      19        -          -           -        431       1,827       2,323

  Stockholders' meeting resolution
    for disposition of previous year
    profits                                  -       -       52          -           -        639      (1,827)     (1,136)
  Increase of share capital                 57       -        -          -           -        (57)          -           -
  Surplus from merger                        -       -        -      1,124           -          -           -       1,124
  Tax on equity                              -       -        -          -           -        (18)          -         (18)
  Net income for the year                    -       -        -          -           -          -       1,387       1,387
                                         -----   -----    -----    -------      ------    -------     -------    --------
BALANCE AS OF DECEMBER 31, 1997            103      19       52      1,124           -        995       1,387       3,680

  Stockholders' meeting resolution
    for disposition of previous year
    profits                                  -       2      (52)         -           -        662      (1,387)       (775)
  Net income for the year                    -       -        -          -           -          -       4,866       4,866
                                         -----   -----    -----    -------      ------    -------     -------    --------
BALANCE AS OF DECEMBER 31, 1998            103      21        -      1,124           -      1,657       4,866       7,771

  Stockholders' meeting resolution
    for disposition of previous year
    profits                                  -       -        -          -           -       (298)     (4,866)     (5,164)
  Reorganization of equity                 (93)    (21)       -     (1,124)          -     (1,359)     (2,731)     (5,328)
  Increase of share capital              3,990       -        -          -       8,920          -           -      12,910
  Net income for the year                    -       -        -          -           -          -       2,144       2,144
                                         -----   -----    -----    -------      ------    -------     -------    --------
BALANCE AS OF DECEMBER 31, 1999          4,000       -        -          -       8,920          -        (587)     12,333
                                         =====   =====    =====    =======      ======    =======     =======    ========


NOTE 11 - EMPLOYEE TERMINATION INDEMNITIES

Under Italian labor laws and regulations all employees are entitled to an indemnity upon termination of their employment relationship. The benefit accrues to the employees on a pro-rata basis during their employment period and is based on the individual's salary. The vested benefit payable accrues interest, and employees can receive advances thereof in certain specified situations, all as defined in the applicable labor contract regulations. The reserve for termination indemnities shown in the financial statements reflects the total amount of the indemnities, net of any advances taken, that each employee would be entitled to receive if termination were to occur as of the balance sheet date.

Movements in the reserve are as follows:

                                                  As of December 31,
                                               -----------------------
                                                  1998         1999
                                               ---------     ---------
                                                 (Thousands of Euro)
Balance at the beginning of the year               4,135         5,729

Provision for the year                               958           946
Indemnities and advances paid                       (687)       (1,022)
Other variations, net                              1,323         1,160
                                               ---------     ---------
Balance at the end of the year                     5,729         6,813
                                               =========     =========


NOTE 12 -FINANCIAL DEBT

The financial debt of Euro 9,103 thousand at December 31, 1998, is short-term debt owed to Fiat Ge.Va. SpA (a related company), at the rate of Euribor rate plus 0.1875% (3.7500% as of December 31, 1998).

As of December 31, 1999, the Company maintained a financing arrangement with Fidis SpA that provides for borrowings of up to 100% of eligible accounts receivable as defined in the agreement. The arrangement, which bears interest at the Euribor rate plus 0.975% (4.514% as of December 31, 1999), expires on December 12, 2001 and will automatically be renewed for additional 12-month periods unless terminated by either party. Fidis SpA is a subsidiary of Fiat SpA who owns a minority interest in SATIZ.

NOTE 13 - PAYABLE TRADE AND OTHER

                                                  As of December 31,
                                               -----------------------
                                                  1998         1999
                                               ---------     ---------
                                                 (Thousands of Euro)
Advance from customers                               130            24
Trade payables                                    45,380        50,624
                                               ---------     ---------
                                                  45,510        50,648
                                               =========     =========

NOTE 14 - ACCRUED INCOME TAXES

                                                 As of December 31,
                                               ---------------------
                                                 1998         1999
                                               -------       -------
                                                 (Thousands of Euro)
Treasury - for corporate income tax (IRPEG)
   and regional tax (IRAP)                       2,379           233
Individuals income tax (IRPEF)                     532           660
Treasury on account of VAT                         601         1,035
                                               -------       -------
                                                 3,512         1,928
                                               =======       =======


NOTE 15 - ACCRUED EXPENSES AND OTHER LIABILITIES

                                                   As of December 31,
                                                 ---------------------
                                                   1998         1999
                                                 -------       -------
                                                 (Thousands of Euro)

Social security and other accruals                   854         1,100
Payables to employees                                706           990
Other                                                166           112
                                                 -------       -------
                                                   1,726         2,202
                                                 =======       =======

Other primarily reflects the debt to the "Industrial Association" and to the "Po-Sangone Association".

NOTE 16 - LEASE COMMITMENTS

The Company leases office buildings in Italy from a related party. The Company had the following minimum rental commitments under operating leases:

                                                    As of December 31, 1999
                                                    -----------------------
                                                     (Thousands of Euro)
2000                                                             1,988
2001                                                             1,143
2002                                                             1,088
2003                                                               830
Beyond 2003                                                      1,990
                                                                 -----
Total                                                            7,039
                                                                 =====

NOTE 17 - REVENUES FROM SALES AND SERVICES

Revenues are principally derived from the following activities:
photolithography, phototypesetting, reproduction of drawings, photography and organization of conventions, writing and printing of user's manuals, standards, editorial activities, services pertaining to information processing on magnetic/optical supports, microfilming, stocking and distribution of manuals and gadgets, and handling of brochures.

Revenues from sales and services during 1997, 1998 and 1999 are as follows:

                                      Year ended December 31,
                                ------------------------------------
                                   1997         1998        1999
                                -----------   ----------  ----------
                                        (Thousands of Euro)
Fiat Group                          85,406       109,523     121,079
Other  customer                      8,286        13,335      10,313
                                -----------   ----------  ----------
                                    93,692       122,858     131,392
                                ==========    ==========  ==========

The increase in revenues is due to the expansion of the Company's business activities.

NOTE 18 - OTHER INCOME AND REVENUES

                                              Year ended December 31,
                                       --------------------------------------
                                          1997         1998           1999
                                       ---------     --------       ---------
                                                (Thousands of Euro)

Write back of bad debt reserve                -         554            17
Contingent assets                            74         146           103
Other                                        53          49            69
                                           ----       -----         -----
                                            127         749           189
                                           ====       =====         =====

The increase of Euro 622 thousand in 1998 is principally due to the release of a previously recorded provision for bad debts against the loss on receivables recorded in the statement of income in the item "Other operating costs".

NOTE 19 - RAW MATERIAL SUPPLIES AND MERCHANDISE

Raw material supplies and merchandise refer to the purchases of forms, printed matter and standard forms, photolithographic and photographic film, LUM printing, fixing baths and protection varnish, film developing chemicals, printing and photographic paper, Specchio printing, sundry chemicals, sundry microfilming material and publications for reselling.

These purchases amounted to Euro 51,468 thousand in 1997, Euro 61,129 thousand in 1998 and Euro 53,526 thousand in 1999.

Other purchases (stationary and printed matter, power, fluids, fuel, sundry consumption materials etc.) amounted to approximately Euro 487 thousand in 1997, Euro 669 thousand in 1998 and Euro 1,150 thousand in 1999.

NOTE 20 - SERVICES

Services amounted to Euro 19,060 thousand in 1997, Euro 29,697 thousand in 1998 and Euro 43,867 thousand in 1999. Services have increased since 1997 due to the Company's expanded operations, and the introduction of the Euro as the accounting currency for 1999 which involved information system adjustment costs.

NOTE 21 - PERSONNEL COSTS

                                                  Year ended December 31,
                                           -------------------------------------
                                              1997        1998           1999
                                           ---------    ---------      ---------
                                                    (Thousands of Euro)
Wages                                          8,402        9,940         12,947
Social contributions                           3,377        3,408          4,155
Employee termination provision                   661          963          1,159
Other                                              2            7            290
                                           ---------    ---------      ---------
                                              12,442       14,318         18,551
                                           =========    =========      =========

Total personnel costs increased in 1999, in comparison to 1998, due to the increased number of employees as well as the impact of personnel incentives recognized in 1999.

                       Registered
                           at           Average     Registered at     Average     Registered at    Average
                      December 31,      During       December 31,     During      December 31,     During
                          1997           1997            1998          1998           1999          1999
                      ------------      ------       ------------     ------      ------------     ------
                                                                    (unaudited)

Employees                  301           282               334          318               341         339
Executives                   8             8                 7            8                10           8
Workers                     73            63               136           76               139         140
                         -----         -----             -----        -----             -----       -----
       Total               382           353               477          402               490         487
                         =====         =====             =====        =====             =====       =====

The increase of the number of employees is principally attributable to the growth of the business operations during the years.

NOTE 22 - DEPRECIATION, AMORTIZATION AND WRITE-DOWNS

                                                              Year ended December 31,
                                                         ----------------------------------
                                                           1997         1998         1999
                                                         -------       -------      -------
                                                                (Thousands of Euro)

Amortization of intangible fixed assets                    1,072         1,673        3,471
Depreciation of tangible fixed assets                      2,502         2,200        1,379
Write-down of trade receivables                              253           307           27
                                                         -------       -------      -------
                                                           3,827         4,180        4,877
                                                         =======       =======      =======

Depreciation includes accelerated depreciation recorded in 1997 and 1998 in order to obtain tax benefits. Such adjustments had the effect of decreasing net income for 1997 and 1998 by Euro 553 thousand and Euro 113 thousand, respectively, net of tax effects. For 1999, net income was benefited by Euro 534 thousand due to the reversal of accelerated depreciation.


NOTE 23 - FINANCIAL INCOME AND EXPENSES

                                                Year ended December 31,
                                            ------------------------------
                                              1997       1998        1999
                                             -------   -------     -------
                                                  (Thousands of Euro)
Investment income:
- Subsidiaries                                 1,214         -           -
                                             -------   -------     -------
                                               1,214         -           -
                                             =======   =======     =======
Interest income:
- Third parties                                  327       245         170
- Bank                                             9         9           3
- Other                                           46        20           -
                                             -------   -------     -------
                                                 382       274         173
                                             =======   =======     =======

Investment income from subsidiaries of Euro 1,214 thousand in 1997 represents the dividends, and the related tax credit, paid by the subsidiary Societa per Azioni Torinese Industria Zincografica - SATIZ when it was merged into SATIZ SpA in 1997.

Interest income from third parties is primarily related to long-term receivables from F.C.E. SpA and Millefori SpA.

                                                     Year ended December 31,
                                                 -------------------------------
                                                  1997        1998         1999
                                                 -------    -------      -------
                                                      (Thousands of Euro)
Interest expenses:
 - Interest paid to Fiat Ge.Va. SpA                  654        607          213
 - Interest paid to bank                              16         31           38
 - Loss on exchange rate variations                   19          9           44
 - Other                                               2          3            4
                                                 -------    -------      -------
                                                     691        650          299
                                                 =======    =======      =======


NOTE 24 - RECONCILIATION TO GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES

The financial statements of SATIZ are prepared in accordance with accounting principles established or adopted by the Italian Accounting Profession, as described in Notes 1 and 2, which differ in certain significant respects from U.S. GAAP. The comments on the significant differences are as follows:


DEPRECIATION ON FIXED ASSETS

In 1998 and prior years, the Company recorded additional accelerated depreciation in the financial statements, only to obtain fiscal benefits, in compliance with Italian tax regulations. U.S. GAAP requires depreciation to be recorded over the estimated useful life of the assets, which differs from the accelerated depreciation approach used for the Italian financial statements. At September 30, 1999 net assets contributed by the former SATIZ SpA were so contributed at a value exclusive of the effects of accelerated depreciation and therefore at a value in accordance with U.S. GAAP. However, said amounts were recorded and subsequently depreciated at their net book value on such date rather than at their respective pre-contribution gross values. This latter impact has been included in the adjustment to derive U.S. GAAP depreciation.


STOCK ISSUANCE COSTS

Pursuant to Italian GAAP, the cost of issuing equity securities is recorded as an asset and amortized over five years. U.S. GAAP requires such costs to be charged to stockholders' equity at the date of issuance.

DEFERRED TAXES

SATIZ does not recognize deferred income taxes on temporary differences between the book and tax bases of assets and liabilities. This is not consistent with U.S. GAAP which requires recognition of deferred income taxes on all temporary differences between the book and tax bases of assets and liabilities.

TAX ON EQUITY

In 1997, the Company was assessed and remitted a tax on the statutory stockholders' equity. This tax is charged against stockholders' equity. Under U.S. GAAP, the amount of the tax is required to be charged to the income statement. Beginning in 1998, with the introduction of the Regional Tax on Production Activities, this tax has been eliminated.

ELIMINATION OF SUBSIDIARY DIVIDENDS

During 1997 the Company merged with its subsidiary, Societa per Azioni Torinese Industria Zincografica - SATIZ. This merger was recorded for accounting purposes as of January 1, 1997, and observed for legal purposes as of December 31, 1997. For Italian GAAP purposes, SATIZ SpA observed an accounting procedure used in Italy which allows a company to record in its income statement the dividends distributed by the subsidiary during the same fiscal year, prior to the legal effects of the merger. U.S. GAAP does not allow for these dividends to be recorded in the income statement.

ELIMINATION OF GOODWILL

In accordance with Italian GAAP, the Company recognized goodwill for a gross amount of Euro 12,396 thousand upon the contribution on September 30, 1999 of certain net assets from SATIZ SpA to the Company. U.S. GAAP does not permit the recognition of goodwill for such a contribution. Accordingly, the goodwill, net of accumulated amortization and the related amortization expense must be eliminated in deriving the U.S. GAAP results.

AMORTIZATION OF INTANGIBLE ASSETS

As a result of the contribution of certain intangible assets to the Company on September 30, 1999, amortization expense for the year ended December 31, 1999 has been increased when determined in accordance with Italian GAAP due to the requirement by the Italian law to record a full year of amortization in the first year of recognition regardless of the date on which such assets are put in place. Such excessive amortization is eliminated in accordance with U.S. GAAP.

EFFECT OF CHANGES IN TAX LAWS

During 1997, a change in the Italian tax laws was enacted which changed the tax rates effective January 1, 1998. As the enactment date of this change was during 1997, under U.S. GAAP, the deferred tax assets and liabilities at December 31, 1997 were adjusted to reflect the new tax rate.

Significant differences and the effect of the above on net income and stockholders' equity are set out below:


                                                                                 Years ended December 31,
                                                               --------------------------------------------------------------
NET INCOME                                                          1997            1998           1999           1999
                                                               --------------   ------------   ------------  ----------------
                                                                                                             (Thousands of
                                                                           (Thousands of Euro)              U.S. Dollars) (*)
Net income as reported in the statements of income                  1,387          4,866          2,144        $ 2,159
Items increasing (decreasing) reported net income:
- Depreciation on fixed assets                                        761            193           (745)          (750)
- Stock issuance costs                                                 20             23             35             35
- Deferred taxes                                                      467            111            119            119
- Tax on equity                                                       (18)            --             --             --
- Elimination of subsidiary dividends                                (777)            --             --             --
- Elimination of goodwill amortization                                 --             --          1,240          1,249
- Intangible asset amortization                                        --             --            530            534
                                                                  -------        -------        -------        -------
U.S. GAAP income before reconciliation effects of income
taxes:                                                              1,840          5,193          3,323          3,346
- Tax effect of reconciling items                                    (322)           (89)          (146)          (147)
- Effect of changes in tax laws                                        (9)            --             --             --
                                                                  -------        -------        -------        -------
Approximate net income in accordance with U.S. GAAP                 1,509          5,104          3,177        $ 3,199
                                                                  =======        =======        =======        =======

(*)  Exchange rate: Euro 0.9930 = U.S. $ 1.00 as of December 31, 1999 (See Note
     1)


                                                                                 As of December 31,
                                                                    -------------------------------------------
STOCKHOLDERS' EQUITY                                                    1998           1999           1999
                                                                    -----------     ----------    -------------
                                                                     (Thousands of Euro)        (Thousands of
                                                                                              U.S. Dollars) (*)
Stockholders' equity as reported in the balance sheets                    7,771       12,333       $ 12,420

Items increasing (decreasing) reported stockholders' equity:
 - Accelerated depreciation of fixed assets (**)                          1,837           --             --
 - Stock issuance costs (**)                                                (25)         (41)           (41)
 - Deferred taxes                                                           912          119            119
 - Elimination of goodwill (**)                                              --      (11,156)       (11,234)
 - Other depreciation on fixed assets                                        --         (211)          (213)
 - Amortization of intangible assets                                         --          530            534
 - Tax effect of reconciling items                                         (747)        (115)          (116)
                                                                       --------     --------       --------
Approximate stockholders' equity in accordance with U.S. GAAP
                                                                          9,748        1,459       $  1,469
                                                                       ========     ========       ========

(*)   Exchange rate: Euro 0.9930 = U.S. $ 1.00 as of December 31, 1999 (See Note
      1)

(**) The gross amount and the related accumulated depreciation or amortization for the reconciling items presented net, are as follows:


                                                    As of December 31,
                       --------------------------------------------------------------------------
                                      1998                                     1999
                       --------------------------------         ---------------------------------
                       Gross      Accumulated                   Gross       Accumulated
                       Amount     Depreciation     Net          Amount     Depreciation     Net
                       ------     ------------    -----         ------     ------------    -----
                                                   (Thousands of Euro)
Depreciation on
  fixed assets            --        1,837          1,837           --           --            --
Stock issuance
  costs                 (117)          92            (25)         (51)          10           (41)
Goodwill                  --           --             --      (12,396)       1,240       (11,156)

The condensed financial statements presented below have been restated to reflect the principal differences between the Company's accounting policies and U.S. GAAP discussed above.


                                                                    As of December 31,
                                                       ---------------------------------------------
BALANCE SHEETS                                             1998          1999         1999
                                                          (Thousands of Euro)     (Thousands of U.S.
                                                                                     Dollars)(*)
ASSETS
Current Assets                                            63,925        64,888        $65,345
Tangible Fixed Assets                                      5,390         5,269          5,306
Intangible Assets                                          2,599         1,378          1,388
Other Long- Term assets:
   Deferred tax assets, net                                  165             4              4
   Other                                                   3,249           364            367
                                                         -------       -------        -------
Total Assets                                              75,328        71,903        $72,410
                                                         =======       =======        =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                       59,851        63,631        $64,080
Non current liabilities                                    5,729         6,813          6,861
                                                         -------       -------        -------
Total Liabilities                                         65,580        70,444         70,941
Stockholders' equity                                       9,748         1,459          1,469
                                                         -------       -------        -------
Total Liabilities and Stockholder's equity                75,328        71,903        $72,410
                                                         =======       =======        =======

(*)  Exchange rate: Euro 0.9930 = U.S. $ 1.00 as of December 31, 1999 (See Note
     1)


                                                              Years Ended December 31,
STATEMENTS OF INCOME                         ----------------------------------------------------------
                                                 1997          1998          1999        1999
                                                                                     (Thousands of
                                                       (Thousands of Euro)           U.S. Dollars) (*)
Revenues                                         93,692       122,858       131,392    $ 132,318
Other income                                        127           749           189          190
                                              ---------     ---------     ---------    ---------
Total revenues                                   93,819       123,607       131,581      132,508
Operating expenses                              (89,238)     (113,418)     (124,774)    (125,653)
Write downs of financial assets                    (775)           --           (82)         (83)
                                              ---------     ---------     ---------    ---------
Operating income                                  3,806        10,189         6,725        6,772
Interest income and expenses, net                  (309)         (376)         (126)        (127)
                                              ---------     ---------     ---------    ---------
Income before income taxes                        3,497         9,813         6,599        6,645

Income taxes:
 - effect of change in tax laws                      (9)           --            --           --
 - other current and deferred taxes              (1,979)       (4,709)       (3,422)      (3,446)
                                              ---------     ---------     ---------    ---------
  Total income tax expense                       (1,988)       (4,709)       (3,422)      (3,446)
                                              ---------     ---------     ---------    ---------
Net income                                        1,509         5,104         3,177    $   3,199
                                              =========     =========     =========    =========

(*)   Exchange rate: Euro 0.9930 = U.S. $ 1.00 as of December 31, 1999 (See Note
      1)



                                                                          ADDITIONAL PAID
STATEMENTS OF CHANGES IN                                                   IN CAPITAL AND   ACCUMULATED OTHER
STOCKHOLDERS' EQUITY                         COMPREHENSIVE    CAPITAL         RETAINED       COMPREHENSIVE
                                                INCOME         STOCK          EARNINGS          INCOME         TOTAL
                                                                       (Thousands of Euro)
Balance as of December 31, 1996                                   46          5,000                 --         5,046
Dividends                                                         --         (1,136)                          (1,136)
Increase in share capital                                         57            (57)                              --
1997 net income                                 1,509             --          1,509                            1,509
                                                              ------         ------             ------        ------
Balance as of December 31, 1997                                  103          5,316                 --         5,419
Dividends                                                                      (775)                            (775)
1998 net income                                 5,104                         5,104                            5,104
                                                              ------         ------             ------        ------
Balance as of December 31, 1998                                  103          9,645                 --         9,748
Dividends                                                                    (5,164)                          (5,164)
Reorganization of equity                                         (93)        (6,209)                          (6,302)
Increase in share capital                                      3,990         (3,990)                              --
1999 net income                                 3,177                         3,177                            3,177
                                                              ------         ------             ------        ------
BALANCE AS OF DECEMBER 31, 1999                                4,000         (2,541)                --         1,459
                                                              ======         ======             ======        ======

OTHER U.S. GAAP DISCLOSURES

(A)   USE OF ESTIMATES

    The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(B)   RELATED PARTY TRANSACTIONS

    As a former wholly-owned subsidiary of Fiat SpA, the Company sells its products and services to subsidiaries and affiliates of Fiat SpA. Significant related party transactions and balances related to the Fiat Group have been disclosed in the various notes to the financial statements.

(C)   CONCENTRATION OF REVENUES AND CREDIT RISK

    The Company generates a significant portion of its revenues from the Fiat Group and primarily in Italy. Accordingly, financial instruments which potentially subject the Company to significant concentrations of credit risk, consist principally of trade receivables.

    Although the Company does not currently foresee a risk associated with these geographical and credit concentrations, revenues and repayments are dependent upon the financial stability of the Fiat Group and the Italian economy in which it operates.

(D)   ACCOUNTING FOR DEFERRED INCOME TAXES

    The Company does not recognize deferred income taxes on all temporary differences between the book and tax bases of assets and liabilities.

    Deferred tax assets and liabilities are determined based on the temporary differences between the financial and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

A detail of the provision for income taxes for 1997, 1998 and 1999 is as follows:

                            Years Ended December 31,
                    ------------------------------------------
                       1997      1998      1999      1999
                    ---------- --------- ------- -------------
                                                 (Thousands of
                         (Thousands of Euro)     U.S. Dollars)
                                                      (*)
Changes in tax laws      (9)         -         -    $     -
Deferred Taxes          145         22       (27)       (27)
Current taxes        (2,124)    (4,731)   (3,395)    (3,419)
                     ------     ------    ------    -------
                     (1,988)    (4,709)   (3,422)   $(3,446)
                     ======     ======    ======    =======

(*)  Exchange rate:  Euro 0.9930 = U.S. $1.00 as of December 31, 1999
(See Note 1)

The actual provision for income taxes is different from income taxes computed by applying the Italian Statutory tax rate (53.2% in 1997, 41.25% in 1998 and 1999), primarily as a result of non-deductible items.

The components of the net deferred tax assets (liabilities) as of December 31, 1998, and 1999 are as follows:


                                                                        1998         1999            1999
                                                                    ------------  ----------- -------------------
                                                                                                (Thousands of
                                                                       (Thousands of Euro)     U.S. Dollars) (*)
Deferred tax assets:
- Depreciation                                                             --           87        $  88
- Provision for bad debt                                                  485           --           --
- Provision for inventories                                                57           --           --
- Other expenses not deductible (mainly maintenance expenses)             370          119          120
- Stock issuance costs                                                     11           17           17
                                                                        -----        -----        -----
Sub total                                                                 923          223          225

Deferred tax liabilities:
 - Accelerated tax depreciation                                          (758)        (219)        (221)
                                                                        -----        -----        -----
Net deferred tax assets                                                   165            4        $   4
                                                                        =====        =====        =====


(*) Exchange rate: Euro 0.9930 = U.S. $ 1.00 as of December 31, 1999 (See Note
    1)

A valuation allowance has not been provided at December 31, 1999 or 1998 as it is more likely than not that no deferred tax assets will expire unutilized. Realization of the recorded deferred tax assets of Euro 4 thousand at December 31, 1999 is dependent upon generating sufficient taxable income.

There are no reserves in stockholders' equity subject to income taxes in case of distribution.

(E)    FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial assets and liabilities approximate their respective carrying amounts as of December 31, 1999 and 1998.


(F)    OTHER INFORMATION

                                                                 Years ended December 31,
                                          -----------------------------------------------------------------------
                                                1997               1998            1999            1999
                                          --------------  -------------------   ---------  ----------------------
Changes in working capital:                                                                   (Thousands of
                                                          (Thousands of Euro)               U.S. Dollars) (*)
    Receivables                               (11,352)            (9,923)         (6,607)       $(6,654)
    Inventories                                  (169)              (100)         (1,016)        (1,023)
    Other current assets                          778               (809)             68             68
    Payables, trade and other                  15,685              1,326           5,138          5,174
    Accrued income taxes                       (2,348)             2,852           1,577          1,588
    Other accrued liabilities                     171                260           1,438          1,449
                                              -------            -------         -------        -------
                                                2,765             (6,394)            598        $   602
                                              =======            =======         =======        =======
Cash paid for:
  Interest                                        558                650             216            218
  Taxes                                         2,920              2,247           4,405          4,436


(*) Exchange rate: Euro 0.9930 = U.S.$1.00 as of December 31, 1999 (See Note 1).


(G)    NEW ACCOUNTING STANDARDS

In 1998, the Financial Accounting Standard Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met.

Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the statement of income, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective date of SFAS No. 133" defers the effective date of SFAS No. 133 until all fiscal quarters of all fiscal years beginning after June 15, 2000.

The Company is still analyzing the impact that this new accounting standard will have on its financial statements.

                            PRO FORMA FINANCIAL DATA

    The following unaudited pro forma financial data have been derived from the unaudited historical consolidated financial statements as of and for the fiscal year ended January 2, 2000 of MSXI, from the audited historical financial statements of Satiz S.r.l. for the year ended December 31, 1999, from the unaudited historical financial statements for the three months ended March 31, 1999 of Rice Cohen International, Inc., from the unaudited historical financial statements for the five months ended May 31, 1999 of Management Resources International, Inc. and from the unaudited historical consolidated financial statements for the nine months ended September 30, 1999 of Chelsea Computer Consultants, Inc.

    The unaudited pro forma financial data do not purport to represent what our results of operations or financial position would actually have been had these transactions occurred at January 3, 1999. This data also does not purport to project our results of operations or financial position for or at any future period or date. The unaudited pro forma financial data should be read in conjunction with the related historical financial statements and notes thereto.

    The results of operations of acquired companies are included in our consolidated results of operations from the date of acquisition forward. The unaudited pro forma consolidated income statement data have been prepared as if the acquisitions and our $30 million offering of senior subordinated debt in May 1999 had occurred on January 3, 1999. The unaudited pro forma consolidated income statement data give effect to:

    - the acquisition of Satiz S.r.l. effective December 31, 1999 ( the "Satiz Acquisition")
    - the acquisition of Chelsea Computer Consultants, Inc. effective September 17, 1999 (the "Chelsea Acquisition");
    - the acquisition of Management Resources International, Inc. effective June 21, 1999 (the "Management Resources Acquisition");
    - the acquisition of Rice Cohen International, Inc. effective April 5, 1999 (the "Rice Cohen Acquisition"); of the $30 million offering of senior subordinated debt in May 1999.

            PRO FORMA CONSOLIDATED INCOME STATEMENT DATA (UNAUDITED)
                        FISCAL YEAR ENDED JANUARY 2, 2000
                             (amounts in thousands)



                                                                                    RICE COHEN
                                                                                  AND MANAGEMENT
                                                    SATIZ           CHELSEA          RESOURCES
INCOME STATEMENT                      MSXI       ACQUISITION     ACQUISITION(1)    ACQUISITIONS
                                   ---------     -----------     --------------   --------------
Net Sales                          $ 759,842     $ 132,508        $ 23,462           $ 2,900
Cost of Sales                        653,542       113,539          19,796             2,208
                                   ---------     ---------        --------           -------

Gross Profit                         106,300        18,969           3,666               692

SG&A                                  64,814        10,627           2,322                 -
Amortization of goodwill
  and other intangibles                3,156         1,570               -                 -
                                   ---------     ---------        --------           -------

Operating Income                      38,330         6,772           1,344               692

Interest expense, net                 21,141           127             168                 -
                                   ---------     ---------        --------           -------



Income before income taxes            17,189         6,645           1,176               692

Income tax provision                   6,995         3,446             931                 3
Minority Interest, net of tax              -             -               -                 -
                                   ---------     ---------        --------           -------

Net Income                         $  10,194     $   3,199        $    245           $   689
                                   =========     =========        ========           =======


                                                             PRO FORMA ADJUSTMENTS
                                     --------------------------------------------------------------------
                                                                              RICE COHEN
                                                                            AND MANAGEMENT
                                        SATIZ            CHELSEA              RESOURCES            DEBT
INCOME STATEMENT                     ACQUISITION       ACQUISITION           ACQUISITIONS        OFFERING            PRO FORMA
                                     -----------       -----------          --------------       --------            ---------
Net Sales                           $      -             $      -             $     -             $      -           $ 918,712
Cost of Sales                              -                    -                (232)(h)                -             788,853
                                    --------             --------             -------             --------           ---------

Gross Profit                               -                    -                 232                    -             129,859

SG&A                                                            -                   -                    -              77,763
Amortization of goodwill
  and other intangibles                  310 (a)              396 (e)             126 (i)                -               5,558
                                    --------             --------             -------             --------           ---------

Operating Income                        (310)                (396)                106                    -              46,538

Interest expense, net                    784 (b)            1,231 (f)             279 (j)             (761)(l)
                                    --------             --------             -------                1,166 (m)
                                                                                                        75 (n)          24,210
                                                                                                  --------           ---------

Income before income taxes            (1,094)              (1,627)               (173)                (480)             22,328

Income tax provision                    (547)(c)             (716)(g)             173 (k)             (163)(o)          10,122

Minority Interest, net of tax            652 (d)                -                   -                    -                 652
                                    --------             --------             -------             --------           ---------
Net Income                          $ (1,199)            $   (911)            $  (346)            $   (317)          $  11,554
                                    ========             ========             =======             ========           =========


(1) In anticipation of certain incremental business Chelsea began increasing its number of consultants during late 1998. The planned incremental business did not materialize and, as a result, consultant productivity was lower than usual during the early months of 1999. During the spring of 1999, when it became clear this incremental business would not materialize, Chelsea terminated the employment of about 70 consultants on staff. Chelsea's results of operations during 1999 were unfavorably impacted by the cost of these consultants which Chelsea's management estimated at about $2.3 million, or $1.3 million after taxes. This information is provided to supplement the historical results of operations.


            See notes to pro forma consolidated financial statements

               NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENT
                                   (UNAUDITED)

BASIS OF PRESENTATION

    The following pro forma adjustments are based on available information and certain management estimates and assumptions. We believe that these adjustments provide a reasonable basis for presenting all of the significant effects of the Satiz, Chelsea, Rice Cohen and Management Resources acquisitions and the May 1999 offering of senior subordinated debt and that the pro forma adjustments are properly applied in the unaudited pro forma consolidated financial statement.


ADJUSTMENTS TO PRO FORMA CONSOLIDATED INCOME STATEMENT FOR THE FISCAL YEAR ENDED JANUARY 2, 2000

    SATIZ ACQUISITION

(a) Record amortization of aggregate goodwill and other intangibles of $9.3 million resulting from the acquisition over an estimated useful life of 30 years.

(b) Record interest expense associated with borrowing of $9.7 million under our credit facility, as amended and restated in December 1999, used to finance the acquisition of Satiz. An assumed annual interest rate of 8.09% is used based on the interest rates in effect at the date of the acquisition.

    The impact on interest expense of a 1/8 of 1% change in the interest rate related to our credit facility is about $12,000 on an annual basis.

(c) Record the income tax effect of the pro forma adjustments at an assumed effective income tax rate of 50% (the historical effective tax rate of Satiz).

(d) Record minority interest, net of taxes.

    CHELSEA ACQUISITION

(e) Record amortization of aggregate goodwill of $16.7 million resulting from the acquisition over an estimated useful life of 30 years.

(f) Record interest expense associated with borrowing of $19.9 million under our credit facility used to finance the acquisition of Chelsea. An assumed annual interest rate of 8.25% is used based on the interest rates in effect at the date of the acquisition.

    The impact on interest expense of a 1/8 of 1% change in the interest rate related to our credit facility is about $25,000 on an annual basis.

(g) Record the income tax effect of the pro forma adjustments at an assumed effective income tax rate of 44% (the historical annual effective tax rate of Chelsea).

    RICE COHEN AND MANAGEMENT RESOURCES ACQUISITIONS

(h) Reduce executive compensation expense to reflect contractual agreements negotiated in connection with the Rice Cohen Acquisition ($183 thousand) and eliminate legal expenses directly attributable to the Rice Cohen Acquisition ($49 thousand).

(i) Record amortization of the aggregate goodwill of $13.0 million resulting from the Acquisitions over an estimated useful life of 30 years.

(j) Record interest expense associated with borrowings of $13.7 million under our credit facility used to finance the acquisitions at an assumed annual interest rate of 6.7% which is based on the weighted average of the interest rates in effect at the dates of the acquisitions.

(k) To increase the historical income tax provision of Rice Cohen and Management Resources to reflect an effective income tax rate of 34% ($234 thousand) and to record the income tax benefit resulting from the pro forma adjustments related to the Rice Cohen and Management Resources acquisitions at an effective income tax rate of 34% ($59 thousand).

    $30 MILLION OFFERING OF SENIOR SUBORDINATED DEBT

(l) Record the reduction of interest expense associated with the use of $28.2 million of net proceeds to reduce amounts outstanding under our credit facility at an assumed interest rate of 7.2%, which is based on the weighted average of the interest rates in effect during the pro forma period.

(m) Record interest expense associated with the notes at an annual interest rate of 11-3/8%.

(n) Record amortization of the costs associated with the offering of the notes.

(o) Record the income tax benefit resulting from the pro forma adjustments related to the offering of the notes, at an assumed effective income tax rate of 34%.

                                 EXHIBIT INDEX
                                 -------------

EXHIBIT NO.                                                DESCRIPTION
-----------                                                -----------
EX-99.1                                             Stock Purchase Agreement